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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 0-12935

                   Boettcher Venture Capital Partners, L.P.
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             (Exact name of registrant as specified in its charter)

            77 West Wacker Drive, Chicago, IL  60601 (312) 574-6000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interest
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, Boettcher Venture Capital Partners, L.P. as the successor by merger to the registrant has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.


                              By:   EVEREN Securities, Inc.,
                                    Managing General Partner


Date:  January 29, 1999       By:   /s/Daniel D. Williams
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                                    Daniel D. Williams
                                    Chief Financial Officer;
                                    Principal Financial and Accounting
                                    Officer of the Partnership